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                                                                    Exhibit 23.1

                        Consent of Independent Auditors

The Board of Directors
Adolor Corporation:

We consent to incorporation by reference in the registration statement (No. 333-51222) on Form S-8 of Adolor Corporation of our report dated March 2, 2001, except as to the second paragraph of note 8, which is as of March 22, 2001, relating to the consolidated balance sheets of Adolor Corporation and Subsidiary (a development-stage company) as of December 31, 1999 and 2000, and the related consolidated statements of operations, comprehensive loss, stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2000, and for the period from August 9, 1993 (inception) to December 31, 2000, which report appears in the December 31, 2000, Annual Report on Form 10-K of Adolor Corporation.

                                        /s/ KPMG LLP

Philadelphia, Pennsylvania
March 30, 2001